Exhibit 3.2

STATE OF DELAWARE

SIXTH CERTIFICATE OF AMENDMENT
TO
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AUTOBYTEL INC.

Autobytel Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (“Corporation”), hereby certifies that:

1.        The present name of the Corporation is Autobytel Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 17, 1996 under the name “Auto-By-Tel Corporation.”

2.        The Certificate of Incorporation of the Corporation is hereby amended by deleting, in its entirety, Article I thereof and inserting in its place the following:

ARTICLE I

The name of this corporation is AutoWeb, Inc. (“Corporation”).

3.        This Sixth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.        This Sixth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation is effective as of October 9, 2017 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Sixth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on October 5, 2017.

AUTOBYTEL INC.

By:	s/ Glenn E. Fuller
Name:	Glenn E. Fuller
Title:	Executive Vice, Chief Legal and Administrative Officer and Secretary